VISCHER Ltd

Basel

Aeschenvorstadt 4

CH-4010 Basel

Switzerland

Phone +41 58 211 33 00

Fax +41 58 211 33 10

Zurich

Schützengasse 1

CH-8021 Zurich

Switzerland

Phone +41 58 211 34 00

Fax +41 58 211 34 10

Civil Law Notaries in

Basel-City and Baselland

Exhibit 5.1

Registered

Oculis Holding AG

Bahnhofstrasse 7

6300 Zug

31 March 2023

Oculis Holding AG – Registration Statement on Form F-1

Dear Sir or Madam,

We have acted as special Swiss counsel to Oculis Holding AG (the ”Company”), a company incorporated under the laws of the Switzerland, in connection with the Company’s registration statement on Form F-4 as filed with the U.S. Securities and Exchange Commission (the “Commission”), as amended or supplemented (the “Registration Statement”), to be filed with the United States Securities and Exchange Commission (the “SEC”) with respect to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus covering the sale of the offered securities (the “Prospectus”) specifically relating to (i) up to 31,410,195 registered shares of the Company each with a par value of CHF 0.01 (the “Shares”) (ii) up to 4,403,294 warrants (the “Warrants”) to purchase up to 4,403,294 additional new registered shares of the Company each with a par value of CHF 0.01 (“Warrant Shares”).

As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

I.	BASIS OF OPINION

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof and as currently applied by Swiss courts. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion on our independent professional judgement.

This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any document referred to in the Documents (other than listed below) any other matter.

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For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For the purpose of giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of

a)	an electronic copy of the Registration Statement;

b)

an uncertified electronic copy of an extract from the Commercial Register of the Canton of Zug (the “Commercial Register”) dated 21 March 2023 regarding the Company, retrieved online, together with an electronic copy of certified extracts from the Commercial Register dated 3 March 2023 relating to the Company (collectively, the “Register Extracts”);

c)

the articles of association (Statuten) of the Company dated 2 March 2023, shown on the Register Extracts as being the most recent articles of association filed with the Commercial Register (the “Articles of Association”);

d)	the Company’s register of uncertified securities (Wertrechteregister) and share register (Aktienbuch), both dated 2 March 2023;

e)	a pdf copy of the registration rights agreement dated as of 2 March 2023 among the Company and the shareholders party thereto (the “Selling Shareholders”);

f)	an electronic copy of the warrant agreement (the “Warrant Agreement”) dated as of 15 March 2021 among the Company and the former holders of certain options and warrants;

g)

an electronic copy of the warrant assignment and assumption agreement (the “Warrant Assumption Agreement”) dated as of 1 March 2023 among the Company and the holders of certain options and warrants; and

h)	an electronic copy of the warrant grant notice dated as of 2 March 2023 between the Company and Continental Stock Transfer and Trust Company; and

i)	original minutes of a meeting of the Board of Directors of the Company dated as of 2 March 2023.

The documents referred to above in the preceding paragraph are referred to together as the ”Documents”.

No documents have been reviewed by ourselves in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the above Documents and their legal implications under Swiss law.

All terms used in this opinion in uppercase form shall have the meaning ascribed to them in the Registration Statement, unless otherwise defined herein.

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II.	ASSUMPTIONS

In rendering the opinion below, we have assumed:

a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) conform to the original;

b)

all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

c)

each party to the Documents (other than the Company) is a corporation or other legal entity duly organized and validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation and/or establishment and none of the parties to the Documents (other than the Company) has passed or, until the issuance of the Warrant Shares, will have passed a voluntary winding-up resolution; no petition has been, or, until the issuance of the Warrant Shares, will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party (other than the Company); and no receiver, trustee in bankruptcy, administrator or similar officer has been or, until the issuance of the Warrant Shares, will have been appointed in relation to any of the parties (other than the Company) or any of their assets or revenues;

d)	to the extent relevant for purposes of this opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

e)

in relation to the Company, there have been no changes of the Articles of Association or their respective registration in the Commercial Register or compared to the Articles of Association in the form examined by us;

f)	the Registration Statement will be filed by the Company;

g)

all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or the Articles of Association, and other requirements for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

h)	the Warrants granted by the Company constitute options to acquire registered shares of the Company each with a par value of CHF 0.01;

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i)

prior to the issuance of a Warrant Share, the corresponding Warrant has been validly exercised which requires submitting an exercise notice to the Company and payment of the exercise price corresponding at least to the nominal value of CHF 0.01 to the Company;

j)

the payment of the exercise price in connection with an exercise notice relating to Warrant Shares will be made in accordance with Swiss law, the Warrant Agreement and the Warrant Assumption Agreement;

k)

upon due delivery of the exercise notice and due payment of the exercise price with respect to Warrant Shares issued out of the conditional share capital of the Company, the Company will register the Warrant Shares issued out of the conditional share capital in the Company’s uncertificated securities book; and

l)

there are no provisions of the laws of any jurisdiction outside Switzerland which would have any implication for the opinion we express and that, insofar as the laws of any jurisdiction outside Switzerland may be relevant, such laws have been or will be complied with.

III.	OPINION

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that:

a)	The Company is duly incorporated and organized as a stock corporation (Aktiengesellschaft) and is validly existing under the laws of Switzerland.

b)

The Shares have been validly issued, fully paid as to their par value and are non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Shares).

c)	The Company has the necessary corporate capacity and power to enter into the Warrant Assumption Agreement and to exercise its rights and perform its obligations thereunder.

d)	The Warrant Assumption Agreement has been duly authorised, executed and delivered on behalf of the Company and the Warrants have been validly issued.

e)

The conditional share capital for EBAC-Warrants in Art. 3d of the Articles of Association provides the Company with the authority to issue up to 4,403,294 registered shares of the Company with a par value of CHF 0.01 each without further shareholder approval through inter alia the exercise of warrants. Following the valid exercise of Warrants, the corresponding Warrant Shares will, when issued, be validly issued, fully paid as to their par value and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Warrant Shares).

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IV.	QUALIFICATIONS

This opinion is subject to the following qualifications:

a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland.

b)

The exercise of voting rights and rights related thereto with respect to any Shares and any Warrant Shares is only permissible after registration in the Company’s book of uncertificated securities as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.

c)

The issuance of any Warrant Shares out of conditional share capital requires sufficient conditional share capital at the time the holder of the Warrants submits the exercise notice. We express no opinion as to the future availability of conditional share capital.

d)

We express no opinion as to whether the Registration Statement is accurate, true, correct, complete or not misleading. In particular, and without limitation to the foregoing, we express no opinion on whether the Registration Statement provides sufficient information for investors to reach an informed assessment of the Company, the Shares and the Warrant Shares.

e)

Notwithstanding or irrespective of the issuance of the Shares and the registration of the conditional share capital reserved for the Warrant Shares with the Commercial Register, the underlying shareholder resolutions may still be challenged by a dissenting shareholder of the Company or others in court or otherwise. However, we believe that a challenge of the Shareholder Resolution by a dissenting shareholder of the Company after registration of the Shares with the Commercial Register, even if successful, would not in itself void such Shares.

f)

The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred. In particular, we express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express in this opinion no opinion as to tax law.

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We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the captions “Legal Matters” and “Enforcement of Civil Liabilities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

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31 March 2023	7

Very truly yours,

VISCHER AG

/s/ Dr. Matthias Staehelin
Dr. Matthias Staehelin